UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 21, 2014

THE ALLSTATE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11840	36-3871531
(State or other	(Commission	(IRS Employer
jurisdiction of incorporation)	File Number)	Identification No.)

2775 Sanders Road, Northbrook, Illinois   60062

(Address of principal executive offices)    (Zip Code)

Registrant’s telephone number, including  area  code: (847) 402-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.  Other Events.

On March 21, 2014, the Registrant entered into an accelerated share repurchase agreement with Barclays Bank PLC (“Barclays”) and Barclays Capital Inc., as Barclays’ agent, to purchase $750 million of its outstanding common stock.  The majority of the shares to be repurchased under this agreement will be received by the Registrant at the agreement’s inception.  It is expected that Barclays will purchase the shares that it delivers under the agreement in the market within a timeframe not to exceed four months.  The final purchase price per share and number of shares to be delivered by Barclays will be determined at the conclusion of the agreement and settlement will consist of the Registrant receiving shares based on the average of the daily volume weighted average prices of the Registrant’s common stock during the period of Barclays’ purchases.  If the Registrant is required to pay a settlement amount, the Registrant may elect to settle in cash or shares of its common stock.

The agreement is part of the Registrant’s repurchase program totaling $2.5 billion that was announced on February 19, 2014.  All of the shares acquired by the Registrant under the agreement will be placed into its treasury.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ALLSTATE CORPORATION

	By:	/s/ Jennifer M. Hager

		Name:	Jennifer M. Hager
		Title:	Vice President,
Assistant General Counsel,
and Assistant Secretary

Date: March 21, 2014